Exhibit 99.1

N e w s R e l e a s e
FOR IMMEDIATE RELEASE JULY 17, 2008
Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154	BP American Production Company 501 Westlake Park Blvd Houston, TX 77079

CHESAPEAKE CONTACTS: JEFFREY L. MOBLEY, CFA (405) 767-4763 jeff.mobley@chk.com MARC ROWLAND (405) 879-9232 marc.rowland@chk.com	BP CONTACTS: DAREN BEAUDO 281-366-8346 daren.beaudo@bp.com MARTI POWERS 281-236-2283 marti.powers@bp.com

CHESAPEAKE AND BP ANNOUNCE ARKOMA BASIN WOODFORD SHALE TRANSACTION

OKLAHOMA CITY, OK AND HOUSTON, TX, JULY 17, 2008 – Chesapeake Energy Corporation (NYSE:CHK) and BP America Inc. (NYSE:BP) today announced that BP has agreed to acquire all of Chesapeake’s interests in approximately 90,000 net acres of leasehold and producing natural gas properties in the Arkoma Basin Woodford Shale play for $1.75 billion in cash.  The properties, which are located in Atoka, Coal, Hughes and Pittsburg counties, Oklahoma are currently producing approximately 50 million cubic feet of natural gas equivalent (mmcf) per day.  The companies anticipate closing the transaction on August 8, 2008.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “There was substantial industry interest in our Woodford Shale asset package and we are pleased to announce the sale of these properties to BP.  This transaction completes another aspect of our asset monetization program and enables Chesapeake to redeploy capital to our Haynesville, Barnett and Marcellus Shale plays and further improves the company’s capital structure.  BP has long had a leading position in the Oklahoma natural gas industry and we are very pleased to see its deepening commitment to Oklahoma.  We look forward to working with BP on other projects in the future, in addition to current projects such as our Anadarko Basin Joint Venture in which we are drilling a series of Deep Springer wells across a 155 square mile area of mutual interest in Washita County, Oklahoma. Our first well has been logged and looks excellent”.

“This purchase is a strategic entry into an attractive and established shale basin with potential resources of up to 2 trillion cubic feet.  It complements our extensive unconventional gas plays throughout North America,” said Andy Inglis, BP’s chief executive of Exploration and Production.  “This acquisition has the potential to double our existing production of over 200 mmcf per day from our Arkoma operations”.

Meagher Oil & Gas Properties, Inc. acted as advisor to Chesapeake.

Chesapeake Energy Corporation is the third-largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Mid-Continent, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States. Further information is available at www.chk.com.

BP is one of the world's largest oil and gas companies with operations in more than 100 countries across six continents. The company's main businesses are exploration and production of oil and gas; refining, manufacturing and marketing of oil products and petrochemicals; transportation and marketing of natural gas.  Further information is available at www.bp.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The companies believe that their expectations are based on reasonable assumptions.  No assurance, however, can be given that such expectations will prove to have been correct.  The sale transaction announced in the news release is subject to normal closing conditions, and a number of factors could cause actual results in the companies’ Anadarko Basin joint venture to differ materially from anticipated results, including drilling risks, uncertainties inherent in estimating reserves and future production and the ability to execute on production and development plans.  See “Risk Factors” in the respective  companies’ recent filings with the Securities and Exchange Commission, including Chesapeake’s Prospectus Supplement filed July 10, 2008 and BP’s 2007 Annual Reports on Form 20-F filed March 4, 2008 for a more complete discussion of risk factors that could cause actual results to differ from anticipated results.   The companies undertake no obligation to publicly update or revise any forward-looking statements.